Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Form S-4 of Sterling Financial Corporation of our reports, dated March 12, 2007, relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in the annual Report of Form 10-K of North Valley Bancorp for the year ended December 31, 2006 filed on March 15, 2007, which is incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the proxy statements-prospectus included in the Registration Statements.

/s/ Perry-Smith LLP
Sacramento, California
June 22, 2007